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THE LOEWEN GROUP INC.
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                                                                            NEWS
Media Contact:    Mark Utting,
                  Director of Communications
                  The Loewen Group Inc., Tel: (416) 498-2754
                  Email: mark.utting@loewengroup.com
Investor Contact: (800) 347-7010


                   THE LOEWEN GROUP REPORTS THIRD QUARTER 2001
                                OPERATING RESULTS

    o $5.9 Million Earnings from Operations for the Quarter Before $34.7 Million Impairment Charge

    o    Cash Increases to $228.4 Million

    o    Confirmation Hearing Set for November 27th-29th

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All amounts shown in US Dollars

TORONTO, ON -- November 9, 2001 -- THE LOEWEN GROUP INC. today announced its results for the third quarter ended September 30, 2001.

Third quarter revenues were $189.9 million, down $16.3 million or 7.9 per cent from the prior year, primarily reflecting the reduction of approximately 300 locations, or 19.8 percent of all locations existing at the end of the third quarter of 2000, due to the Company's ongoing disposition program. Earnings from operations were $5.9 million in 2001, before an impairment provision of $34.7 million, compared to $16.6 million last year. The net loss for the third quarter was $50.8 million, compared to a net loss of $3.0 million in 2000. The Company's cash position continued to improve, rising $8.0 million during the quarter to $228.4 million at September 30, 2001.

On a same-store basis, funeral revenues in the third quarter increased slightly, by 0.3 percent, from the third quarter of 2000. Total average revenue per funeral service on a same-store basis rose 1.8 percent during the quarter from the prior year comparable period, which brought the year-to-date increase from a year ago to 1.3 percent. Same-store funerals performed were down 1.4 percent in the third quarter and 1.5 percent on a year-to-date basis compared to the respective prior year comparable periods.

Cemetery revenues in the third quarter, both at-need and pre-need, continued below last year's levels, primarily due to the impact of dispositions. The Company's efforts to rebuild its cemetery sales force have continued to be slower than planned and have also contributed to the sales declines versus prior years.

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Paul A. Houston, President and CEO, commenting on the Company's operations, stated:

       "Our disposition program, together with the final stages of the reorganization process, continued to have a significant impact on our revenues during the third quarter.

       On a same-store basis, our funeral business performed reasonably well, with average revenue per service increasing. July and August volumes gave us a good start to the quarter, however calls in September were softer. An important factor in the results from our cemetery business was the disappointing pace of growth in our pre-need sales force. Developing profitable pre-need sales is a key priority of ours, and we continue to be very focused on making progress in this area."

DISPOSITION PROGRAM

The Company's program to divest non-strategic assets continues to proceed at a satisfactory pace. During the quarter ended September 30, 2001, the Company sold 23 properties and received sales proceeds of approximately $4.7 million. Since the inception of the disposition program, transactions involving approximately 380 properties and approximately $143.0 million in sales proceeds have been either completed, approved by the Bankruptcy Court or have been signed and submitted for approval.

Subsequent to quarter end, the Company completed the sale of its nine locations in the State of Hawaii. Proceeds from this transaction, which closed on November 7th, totaled $35.0 million.

During the third quarter, the Company entered into an agreement to sell its interests in relation to 29 cemeteries in the State of Michigan. This transaction is expected to close during the fourth quarter of the year.

REORGANIZATION PROGRESS

At a hearing on September 4, 2001, the Disclosure Statement related to the Company's Fourth Amended Plan of Reorganization was approved by the United States Bankruptcy Court for the District of Delaware. Consistent with the schedule submitted to the Court, the Plan of Reorganization and Disclosure Statement were mailed to creditors during the week of September 10th for the purpose of voting on the Plan. Voting was completed on November 6th, with more than 90 percent of all submitted ballots being cast in favour of the Plan, based on preliminary results, and sufficient support being obtained to proceed with a confirmation hearing, scheduled by the U.S. Bankruptcy Court for November 27-29, 2001.

John S. Lacey, Chairman of the Board, commented:

       "Overall, we are very pleased with the voting results, which indicate significant support from our principal creditor groups. We are particularly pleased that the three creditor classes associated with the Collateral Trust Agreement, which collectively represent about $2.0 billion of our total outstanding debt, voted more than 99 percent to accept the Plan. The voting results reinforce our view that the Plan, which was established through extensive negotiations, is in the best interest of our stakeholders.

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       Looking ahead, there may still be some issues to address as we proceed to the confirmation hearing. However, given the merits of the Plan and the support it has attracted, we truly believe that the Company is nearing the end of what has been a very long and difficult process. With a favourable outcome at the hearing, we should be in a position to emerge from bankruptcy protection by around the end of the year."

BASIS OF PRESENTATION

The Company's attached interim consolidated statements of operations and deficit, balance sheets and statements of cash flow have been prepared on a "going concern" basis in accordance with Canadian generally accepted accounting principles. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As a result of the creditor protection proceedings and circumstances relating to this event, including the Company's debt structure, recent losses, cash flow and restrictions thereon, such realization of assets and discharge of liabilities are subject to significant uncertainty.

The interim consolidated financial statements do not reflect adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis was not appropriate for these interim consolidated financial statements, then significant adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. Additionally, the amounts reported could materially change as part of a plan of reorganization, since the reported amounts in these interim consolidated financial statements do not give effect to all adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result. The appropriateness of the going concern basis is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, and the ability to generate sufficient cash from operations and other financing arrangements to meet obligations.

The U.S. Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), was required to be implemented for U.S. generally accepted accounting principles in the fourth quarter of 2000, with effect from January 1, 2000. For U.S. generally accepted accounting principles, the Company has implemented SAB 101, on a prospective basis, for pre-need sales contracts consummated on or after January 1, 2001, but has not yet recognized the implementation and cumulative effect of the adoption of SAB 101 for pre-need sales contracts consummated prior to January 1, 2001, as a result of the Company's ongoing reorganization proceedings.

The Loewen Group Inc. currently owns or operates 891 funeral homes and 285 cemeteries across the United States and Canada, and 32 funeral homes in the United Kingdom. The Company employs approximately 10,000 people and derives approximately 90 percent of its revenue from its U.S. operations.

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Safe Harbor: Certain statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the status and progress of the Company's reorganization, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Factors that could cause actual results to differ from the forward-looking information contained in this release include, but are not limited to, uncertainty regarding the continued progress and timing of the Company's reorganization, the resolution of issues relating to certain indebtedness of the Company and other issues presented by the reorganization, the acceptance of the Company's proposed plan of reorganization, general economic conditions, the Company's ability to implement its business plan, the Company's future competitive position and the continued progress of the Company's disposition program.


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THE LOEWEN GROUP INC.

                         DISCUSSION OF OPERATING RESULTS

All amounts shown in US Dollars

THREE MONTHS ENDED SEPTEMBER 30, 2001

Funeral home revenues were $121.7 million, a decrease of 9.9 percent from $135.2 million in the third quarter of 2000. On a same-store basis, the number of funerals performed was down 1.4 percent compared with the third quarter of 2000. The Company experienced same-store average revenue per funeral service during the quarter that was 1.8 percent higher than that of 2000. Overall funeral home operating margin in the third quarter of 2001 was 23.8 percent compared with
25.9 percent in the same quarter in 2000, reflecting, the Company believes, the effects of lower revenues, primarily due to dispositions in the fourth quarter of 2000 and in the first three quarters of 2001, and less than proportional location cost reductions. The Company performed approximately 33,000 funeral services during the third quarter of 2001, compared to approximately 36,300 in the same period a year earlier.

Third quarter cemetery revenues were down 12.3 percent to $40.8 million, compared with $46.5 million in the same quarter in 2000. The reduction primarily reflects the impact of dispositions in the fourth quarter of 2000 and in the first three quarters of 2001, as well as the residual effect of changes to the Company's commission structure and pre-need sales. Cemetery operating margin was $2.3 million for the quarter compared with $7.6 million for the same period last year. Cash flow was $3.6 million for the quarter, compared to $12.1 million for the same period last year.

General and administrative expenses increased slightly by $0.8 million, or 4.9 percent, in the third quarter of 2001, from the same period in 2000, but are consistent with the prior quarter and commensurate with the current operating level and ongoing administrative improvement initiatives.

An asset impairment provision of $34.7 million was recorded during the quarter, of which $17.6 million related to amendments to a previous agreement reached to sell a group of 29 cemeteries in the State of Michigan, which were not included in the previously-announced program to dispose of locations that are considered non-strategic assets. An additional impairment provision of $7.8 million related to the termination of a cemetery management agreement associated with three cemeteries not owned by the Company. The remaining impairment provision of $9.3 million resulted from several additional properties not included in the locations previously identified for disposal, as well as adjustments to estimated proceeds for existing properties held for sale.

The Company incurred $13.7 million in reorganization costs during the quarter arising from expenses related to the June 1, 1999 filings under Chapter 11 of the U.S. Bankruptcy Code and under the Canadian Companies' Creditors Arrangement Act.


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NINE MONTHS ENDED SEPTEMBER 30, 2001

Funeral home revenues were $396.3 million, a decrease of 9.1 percent from $435.8 million in 2000. On a same-store basis, the number of funerals performed was down 1.5 percent compared with 2000. The Company experienced same-store average revenue per funeral service during 2001 that was 1.3 percent higher than that of 2000. Overall funeral home operating margin in 2001 was 26.1 percent compared with 29.5 percent in 2000, reflecting, the Company believes, the effects of lower revenues, primarily due to dispositions in the fourth quarter of 2000 and in the first three quarters of 2001, and less than proportional location cost reductions. The Company performed approximately 107,300 funeral services during the first nine months of 2001, compared to approximately 117,100 in the same period a year earlier.

Cemetery revenues were down 21.9 percent to $135.1 million, compared with $172.9 million in 2000. The reduction primarily reflects the impact of dispositions in the fourth quarter of 2000 and in the first three quarters of 2001, as well as the impact of changes to the Company's commission structure and pre-need sales. Cemetery operating margin was $20.0 million in 2001, compared with $39.9 million for the same period last year. Cash flow was $16.6 million in 2001, compared to $52.2 million for the same period a year ago.

General and administrative expenses were reduced by $2.5 million, or 4.7 percent, in 2001, from the same period in 2000, reflecting the Company's efforts to operate more efficiently.

An asset impairment provision of $192.0 million was recorded during 2001, of which approximately $168.3 million resulted from three groups of properties that were not included in the previously-announced program to dispose of locations that are considered non-strategic assets. Of these, $148.8 million related to an agreement to sell a group of 29 cemeteries in the State of Michigan. The remaining impairment provision resulted from several additional properties not included in the locations previously identified for disposal, as well as adjustments to estimated proceeds for existing properties held for sale.

The Company incurred $33.8 million in reorganization costs arising from expenses related to the June 1, 1999 filings under Chapter 11 of the U.S. Bankruptcy Code and under the Canadian Companies' Creditors Arrangement Act.